Exhibit 99.1

EMPIRE RESORTS ANNOUNCES EXTENSION OF EXCLUSIVITY AGREEMENT WITH

ENTERTAINMENT PROPERTIES TRUST AND MSEG LLC

MONTICELLO, N.Y., December 1, 2011 — Empire Resorts, Inc., (NASDAQ-GM: NYNY) (Empire) today announced the extension of the exclusivity agreement with Entertainment Properties Trust (EPR) and MSEG LLC for the joint development of the companies’ respective properties located in Sullivan County, New York. Empire owns and operates Monticello Casino and Raceway and EPR is the sole owner of Concord EPT, comprising 1,500 acres located at the site of the former Concord Resort.

The previously announced exclusivity agreement, as amended, commits the respective parties to work together exclusively for seven months to explore development opportunities of both properties through November 30, 2011. In light of the substantial progress made on the joint development plan to date, the parties have agreed to extend the term of exclusivity until December 21, 2011 to allow time to complete the definitive agreements.

About Entertainment Properties Trust

Entertainment Properties Trust (NYSE:EPR) is a specialty real estate investment trust (REIT) that invests in properties in select categories which require unique industry knowledge, while offering the potential for stable and attractive returns. The company’s total assets exceed $2.9 billion and include megaplex movie theatres and adjacent retail, public charter schools and other destination recreational and specialty investments. For more information, please visit www.eprkc.com.

About MSEG LLC

MSEG LLC is a real estate development and management company which concentrates on properties in the sports, entertainment and hospitality industry. MSEG LLC has been selected by the City of Davenport as the developer of the new land based casino in Davenport, Iowa. MSEG LLC is also involved in the ownership and operation of the Lake Erie Crushers in Avon, Ohio. The Crushers are a professional minor league baseball team that plays in the Independent Frontier Baseball League.

About Empire Resorts

Empire Resorts owns and operates the Monticello Casino & Raceway, a harness racing track and casino located in Monticello, New York and 90 miles from midtown Manhattan. For additional information, please visit www.empireresorts.com.

Cautionary Statement Regarding Forward Looking Information

Statements in this press release regarding the company’s business that are not historical facts are “forward-looking statements” that may involve material risks and uncertainties. The company wishes to caution readers not to place undue reliance on such forward-looking statements, which statements are made pursuant to the Private Securities Litigation Reform Act of 1995, and as such, speak only as of the date made. For a full discussion of risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the company’s Annual Report on Form 10-K for the most recently ended fiscal year, as amended, as well as the company’s Quarterly Report on Form 10-Q for the most recently ended fiscal quarter.

Contact:

Empire Resorts, Inc.

Investor Relations

Charles A. Degliomini

Executive Vice President

(845) 807-0001

cdegliomini@empireresorts.com